Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

7.75% NON-CUMULATIVE PREFERRED STOCK, SERIES E

OF

AMTRUST FINANCIAL SERVICES, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

AmTrust Financial Services, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

The Pricing Committee of the Board of Directors of the Corporation, in accordance with the resolutions of the Board of Directors of the Corporation dated June 23, 2014, June 9, 2015 and February 23, 2016, the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and applicable law, adopted the following resolution on March March 8, 2016, creating a series of 143,750 shares of preferred stock, par value $0.01 per share, of the Corporation designated as “7.75% Non-Cumulative Preferred Stock, Series E”:

RESOLVED, that pursuant to the authority granted to and vested in the Pricing Committee of the Board of Directors of the Corporation, by the Board of Directors of the Corporation on June 23, 2014, June 9, 2015, and February 23, 2016, the Certificate of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be, and hereby is, created and designated as the “7.75% Non-Cumulative Preferred Stock, Series E” and the Pricing Committee hereby fixes and determines the number of shares, the designations, voting power, preferences, participations, optional, relative or special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth below:

Section 1. Designation.

The designation of the series of preferred stock shall be “7.75% Non-Cumulative Preferred Stock, Series E” (hereinafter referred to as the “Series E Preferred Stock”).

Section 2. Number of Shares.

The Series E Preferred Stock is a single series of authorized preferred stock consisting of 143,750 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series E Preferred Stock then outstanding) by further resolution duly adopted by the

Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized; provided that any such additional shares of Series E Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Series E Preferred Stock are otherwise treated as fungible with the Series E Preferred Stock established hereby for U.S. federal income tax purposes. The additional shares of Series E Preferred Stock would form a single series with the outstanding Series E Preferred Stock. The Corporation shall have the authority to issue fractional shares of Series E Preferred Stock.

Section 3. Definitions.

As used herein with respect to the Series E Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

“Certificate of Designations” means this Certificate of Designations relating to the Series E Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

“Corporation” means AmTrust Financial Services, Inc.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means any class or series of capital stock of the Corporation that ranks junior to the Series E Preferred Stock either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation.

“Nonpayment Event” shall have the meaning set forth in Section 7(b) hereof.

“Parity Stock” means the previously issued 6.75% Non-Cumulative Preferred Stock, Series A, $0.01 par value per share, $25 liquidation preference per share (the “Series A Preferred Stock”), the previously issued 7.25% Non-Cumulative Preferred Stock, Series B, $0.01 par value per share, $1,000 liquidation preference per share (the “Series B Preferred Stock”), the previously issued 7.625% Non-Cumulative Preferred Stock, Series C, $0.01 par value per share, $1,000 liquidation preference per share (the “Series C Preferred Stock”), the previously issued 7.50% Non-Cumulative Preferred Stock, Series D, $0.01 par value per share, $1,000 liquidation preference per share (the “Series D Preferred Stock”) and any class or series of capital stock of the Corporation that ranks equally with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock with respect to the payment of dividends and in the distribution of assets on the liquidation, dissolution or winding-up of the Corporation.

“Preferred Stock Director” shall have the meaning set forth in Section 7(b) hereof.

“Series A Preferred Stock” shall have the meaning set forth in the definition of Parity Stock hereof.

“Series B Preferred Stock” shall have the meaning set forth in the definition of Parity Stock hereof.

“Series C Preferred Stock” shall have the meaning set forth in the definition of Parity Stock hereof.

“Series D Preferred Stock” shall have the meaning set forth in the definition of Parity Stock hereof.

“Series E Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director or any other matter as to which the holders of Series E Preferred Stock are entitled to vote as specified in Section 7 hereof, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4. Dividends.

(a) Rate. Dividends on the Series E Preferred Stock will not be mandatory. Holders of Series E Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors out of lawfully available funds for the payment of dividends, non-cumulative cash dividends from the original issue date at the annual rate of 7.75% of the liquidation preference amount of $1,000.00 per share of Series E Preferred Stock. Such dividends shall be payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “Dividend Payment Date”), commencing on June 15, 2016; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on the Series E Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day with the same force and effect as if made on such date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding Business Day. In the event that the Corporation elects to issue additional shares of Series E Preferred Stock after the original issue date of the Series E Preferred Stock in accordance with Section 2, dividends on such additional shares of Series E Preferred Stock may accrue from the original issue date or from any other date as the Corporation shall specify at the time such additional shares of Series E Preferred Stock are issued.

Dividends, if so declared, that are payable on Series E Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series E Preferred Stock as they appear on the share register of the Corporation on the applicable record date, which shall be March 1, June 1, September 1 and December 1, as applicable, immediately preceding the applicable Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date and shall end on and include the calendar day preceding the next Dividend Payment Date, except that (x) the initial Dividend Period for Series E Preferred Stock issued on the original issue date shall commence on and include the date of original issue of the Series E Preferred Stock, (y) the initial Dividend Period for any Series E Preferred Stock issued after the original issue date shall commence on and include such date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose at the time such additional shares are issued; and (z) the final Dividend Period with respect to redeemed shares shall end on and include the calendar day preceding the date of redemption. Dividends payable on the Series E Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).

(b) Non-Cumulative Dividends. Dividends on the Series E Preferred Stock shall be non-cumulative. Accordingly, if the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a dividend on the Series E Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, in full or otherwise, then such undeclared dividends shall not cumulate and will not accrue and will not be payable and the Corporation shall have no obligation to pay such undeclared dividends for the applicable Dividend Period on the related Dividend Payment Date or at any future time or to pay interest with respect to such dividends, whether or not dividends are declared on the Series E Preferred Stock or any other Parity Stock the Corporation may issue in the future.

(c) Priority of Dividends. So long as any Series E Preferred Stock remains outstanding for any Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding Series E Preferred Stock and any Parity Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (1) no dividend shall be declared or paid on the Common Stock or any other Junior Stock (other than a dividend payable solely in Common Stock or other Junior Stock), (2) no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, or (ii) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) nor shall monies be paid to or made available for a sinking fund for the redemption of such stock (it being understood that the provisions of this clause (2) shall not apply to grants or settlements of grants pursuant to any equity compensation plan adopted by the Corporation), and (3) no shares of Series E Preferred Stock or Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series E Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) upon the Series E Preferred Stock and any Parity Stock, all dividends declared by the Board of Directors or a duly authorized committee thereof on the Series E Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared by the Board of Directors or such committee of the Board of Directors pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per share on the Series E Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Section 5. Liquidation Rights.

(a) Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series E Preferred Stock and any Parity Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders of the Corporation, after satisfaction of all liabilities and obligations to creditors of the Corporation, if any, but before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, a liquidating distribution in an amount equal to the liquidation preference of $1,000.00 per share of Series E Preferred Stock or the amount of the liquidation preference of such Parity Stock, as applicable, plus any declared and unpaid dividends. Holders of Series E Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidation preference plus any declared and unpaid dividends.

(b) Partial Payment. If, in any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the liquidation distribution in full to all holders of Series E Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series E Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation distribution of the holders of Series E Preferred Stock and the holders of all such other Parity Stock but only to the extent the Corporation has assets or proceeds thereof available after satisfaction of all liabilities to creditors and the claims of holders of any preferred stock of the Corporation ranking senior to the Series E Preferred Stock and such Parity Stock with respect to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation. In any such distribution, the liquidation distribution to any holder of preferred stock of the Corporation shall be the amount otherwise payable to such holder in such distribution, including any declared and unpaid dividends (and, in the case of any holder of shares of preferred stock of the Corporation other than Series E Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

(c) Residual Distributions. If the liquidation distribution has been paid in full to all holders of Series E Preferred Stock and any holders of Parity Stock and preferred stock ranking senior to the Series E Preferred Stock with respect to the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation, the holders of other shares of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series E Preferred Stock receive cash, securities or other property for their shares, or the sale or transfer of all or substantially all of the property and assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series E Preferred Stock is not redeemable prior to March 15, 2021. At any time on or after March 15, 2021, the Corporation shall be entitled (but not obligated) to redeem, in whole or in part from time to time, the Series E Preferred Stock, at a redemption price equal to $1,000.00 per share plus declared and unpaid dividends on the shares of Series E Preferred Stock called for redemption for prior dividend periods, if any, plus accrued but unpaid dividends (whether or not declared) for the then-current dividend period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends.

(b) Notice of Redemption. Notice of every redemption of Series E Preferred Stock shall be given by first class mail, addressed to the holders of record of the Series E Preferred Stock to be redeemed at their respective last addresses appearing on the share register of the Corporation, mailed at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series E Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other share of Series E Preferred Stock. Notwithstanding the foregoing, if the Series E Preferred Stock or any depositary shares representing interests in the Series E Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series E Preferred Stock in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series E Preferred Stock to be redeemed and, if less than all the shares of Series E Preferred Stock held by such holder are to be redeemed, the number of such shares of Series E Preferred Stock to be redeemed from such holder; (3) the redemption price; and (4) that the shares of Series E Preferred Stock should be delivered via book entry transfer or the place or places where certificates for such shares of Series E Preferred Stock are to be surrendered for payment of the redemption price.

(c) Record Date. The redemption price for any shares of Series E Preferred Stock redeemed pursuant to this Section 6 shall be payable on the redemption date to the holder of such shares against book entry transfer or surrender of the certificate(s) evidencing such shares to the Corporation or its agent.

(d) Payment of Dividends on Redeemed Shares. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares of Series E Preferred Stock on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(e) Partial Redemption. In case of any redemption of only part of the shares of the Series E Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot; provided, however, that the Corporation may redeem only whole and not fractional shares of Series E Preferred Stock. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which Series E Preferred Stock shall be redeemed from time to time. If fewer than all of the shares of Series E Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption and to pay declared and unpaid dividends have been set aside by the Corporation for the benefit of the holders of the shares of Series E Preferred Stock called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation or transferred via book entry, on and after the redemption date, no further dividends will be declared on the shares of Series E Preferred Stock called for redemption, all shares of Series E Preferred Stock called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price, without interest.

(g) No Sinking Fund. The Series E Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series E Preferred Stock have no right to require redemption, repurchase or retirement of any shares of Series E Preferred Stock.

Section 7. Voting Rights.

(a) General. The holders of Series E Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Right To Elect Two Directors Upon Nonpayment Events. Whenever dividends on any shares of Series E Preferred Stock shall not have been declared and paid for the equivalent of six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment Event”), the holders of Series E Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect two additional directors to the Board of Directors of the Corporation (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or quoted that listed or quoted companies must have a majority of independent directors. The number of Preferred Stock Directors on the Board of Directors shall never be more than two at any one time.

In the event that the holders of the Series E Preferred Stock, and any such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, the number of directors on the Corporation’s Board of Directors shall automatically be increased by two and such directors shall be initially elected following such Nonpayment Event at a special or annual meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series E Preferred Stock or of any other such series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation, so long as the rights related to a Nonpayment Event remain in effect. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of shares of Series E Preferred Stock or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 14 below, or as may otherwise be required by applicable law.

If and when dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series E Preferred Stock for at least four consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of Series E Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event pursuant to this Section 7) and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero, and, if and when any rights of holders of Series E Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for four consecutive Dividend Periods following a Nonpayment Event, the Corporation may take account of any dividends it elects to pay for such a Dividend Period after the regular Dividend Payment Date for that period has passed.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power of Series E Preferred Stock and Voting Preferred Stock then outstanding (voting together as a single class), when they have the voting rights described above. Until the right of the holders of Series E Preferred Stock and any Voting Preferred Stock to elect the Preferred Stock Directors shall cease, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series E Preferred Stock and any Voting Preferred Stock (voting together as a single class), when they have the voting rights described above. Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken at an annual or special meeting of such stockholders called as provided above for an initial election of Preferred Stock Directors after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any annual or special meeting of stockholders of the Corporation or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders of the Corporation if such office shall not have previously terminated as above provided.

(c) Other Voting Rights.

(i) Authorization of Senior Stock. So long as any shares of Series E Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock and any Voting Preferred Stock then outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to the Series E Preferred Stock with respect to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(ii) Amendment of Series E Preferred Stock; Share Exchanges, Reclassifications, Mergers and Consolidations. So long as any shares of Series E Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(A) any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Series E Preferred Stock; or

(B) any consummation of a binding share exchange or reclassification involving the Series E Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series E Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) such shares of Series E Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series E Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), (1) any increase in the amount of the Corporation’s authorized but unissued shares of preferred stock, (2) any increase in the amount of the Corporation’s authorized or issued Series E Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of the Corporation ranking equally with or junior to the Series E Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series E Preferred Stock.

(d) Changes Not Requiring Consent. Without the consent of the holders of the Series E Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series E Preferred Stock, the Board of Directors of the Corporation, by resolution, may, subject to any vote of stockholders required by applicable law or the Certificate of Incorporation, amend, alter, supplement or repeal any terms of the Series E Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series E Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations;

provided that any such amendment, alteration, supplement or repeal of any terms of the Series E Preferred Stock effected in order to conform the terms thereof to the description of the terms of the Series E Preferred Stock set forth under “Description of the Series E Preferred Stock” in the prospectus supplement, dated March 8, 2016, to the prospectus, dated June 11, 2015, of the Corporation relating to the offer and sale of the Series E Preferred Stock, shall be deemed not to adversely affect the rights, preferences, privileges and voting powers of the Series E Preferred Stock.

(e) Voting; Liquidation Preference. On each matter on which holders of Series E Preferred Stock are entitled to vote, each share of Series E Preferred Stock will be entitled to one vote, and when shares of any other class or series of the Corporation’s preferred stock have the right to vote with the Series E Preferred Stock as a single class on any matter, the Series E Preferred Stock and the shares of each such other class or series will have one vote for each $1,000.00 of liquidation preference (excluding accrued and unpaid dividends).

(f) Changes After Provision for Redemption. No vote or consent of the holders of Series E Preferred Stock shall be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series E Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Ranking.

The Series E Preferred Stock will, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up of the Corporation, rank senior to Common Stock and any other Junior Stock, equally with any Parity Stock of the Corporation, including other series of preferred stock that the Corporation may issue from time to time in the future the terms of which provide that they rank equally with the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation and junior to any series of preferred stock hereafter issued by the Corporation that by their terms are designated to rank senior to the Series E Preferred Stock as to the payment of dividends and distributions upon the liquidation or dissolution or winding-up of the Corporation.

Section 9. Conversion.

The holders of Series E Preferred Stock shall not have any rights to convert such Series E Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 10. Repurchase.

Subject to the limitations imposed herein, the Corporation may purchase and sell Series E Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares.

Shares of Series E Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. Preemptive Rights.

The holders of shares of Series E Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 13. Record Holders.

To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series E Preferred Stock may deem and treat the record holder of any share of Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 14. Notices.

All notices or communications in respect of the Series E Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if given in such other manner as may be permitted herein, in the Certificate of Incorporation or Bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series E Preferred Stock or depositary shares representing an interest in shares of Series E Preferred Stock are issued in book-entry form through DTC, such notices may be given to the holders of the Series E Preferred Stock in any manner permitted by DTC.

Section 15. Other Rights.

The Series E Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, AmTrust Financial Services, Inc. has caused this Certificate of Designations of Series E Preferred Stock to be signed by Stephen B. Ungar, its Senior Vice President, General Counsel and Secretary, this 9th day of March, 2016.

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Stephen B. Ungar
Name:	Stephen B. Ungar
Title:	Senior Vice President, General Counsel and Secretary

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